CONSENT OF EXPERT

The undersigned hereby consents to references to, excerpts from, summaries of, the information derived from, and the incorporation by reference of their technical report titled "Preliminary Economic Assessment for the Cove Project, Lander County, Nevada" with an effective date of January 1, 2021, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration  Statement on Form F-10 and any amendments or supplements thereto filed by i-80 Gold Corp. with the United States Securities and Exchange Commission.

/s/ Tommaso Roberto Raponi
Tommaso Roberto Raponi June 21, 2024